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                                                                    EXHIBIT 21.1

SUBSIDIARIES of GEVITY HR, INC. as of DECEMBER 31, 2004

      Staff Leasing, LLC*
      Gevity HR, LP*
      Gevity HR II, LP*
      Gevity HR III, LP*
      Gevity HR IV, LP*
      Gevity HR V, LP*
      Gevity HR VI, LP*
      Gevity HR VII, LP*
      Gevity HR VIII, LP*
      Gevity HR IX, LP*
      Gevity HR X, LP*
      Gevity HR XI, LP* (1)
      Gevity HR XII, LP* (2)
      Gevity XIV, LLC* (3)
      Concorda Insurance Company Limited


      * Also does business under the name "Gevity HR".

      (1)  Gevity HR XI, LLC converted to a Limited Partnership (LP) in 2004.

      (2)  Gevity HR XII, Corp. converted to a Limited Partnership (LP) in 2004.

      (3)  Gevity HR ASO, LLC changed name to Gevity XIV, LLC in 2004